Exhibit 99.1

Mesa Labs Reports Record Net Income and Revenues

Lakewood, Colorado, June 2, 2014 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record net income and revenues for both the quarter and year ended March 31, 2014.

Highlights:

●	Revenues for the fourth quarter increased 23 percent to $15,714,000 as compared to the same quarter last year
●	Revenues for the year ended March 31, 2014 increased 14 percent to $52,724,000 as compared to last year
●	Net income for the year ended March 31, 2014 increased seven percent to $9,000,000 as compared to last year
●	Non-GAAP adjusted net income for the year ended March 31, 2014 increased nine percent to $11,046,000[1]as compared to last year

Revenues for the fourth quarter increased 23 percent to $15,714,000 as compared to $12,808,000 for the same quarter last year. Net income for the fourth quarter increased 35 percent to $3,462,000 or $0.95 per diluted share of common stock as compared to $2,559,000 or $0.71 per diluted share of common stock for the same quarter last year. Net income for the fourth quarter was impacted by a $1,020,000 gain, before tax, related to the reduction of our estimate of contingent consideration payable under the Bios Agreement.

Revenues for the year ended March 31, 2014 increased 14 percent to $52,724,000 as compared to $46,435,000 last year. Net income for the year ended March 31, 2014 increased seven percent to $9,000,000 or $2.49 per diluted share of common stock as compared to $8,450,000 or $2.35 per diluted share of common stock last year. Net income for the year ended March 31, 2014 was impacted by a net gain of $80,000 (before tax) of unusual items, comprised of a $1,020,000 gain related to the reduction of our estimate of contingent consideration payable under the Bios Agreement and a $468,000 gain related to the sale of the Nusonics product line which was mostly offset by a $1,408,000 expense for uncollected sales tax liabilities. Net income for the year ended March 31, 2013 was impacted by $526,000, before tax, of Chief Financial Officer transition costs, which were one-time in nature.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the fourth quarter increased 40 percent to $4,188,000 or $1.15 per diluted share of common stock as compared to $3,000,000 or $0.83 per diluted share of common stock for the same quarter last year. Adjusted net income for the year ended March 31, 2014 increased nine percent to $11,046,000 or $3.06 per diluted share of common stock as compared to $10,144,000 or $2.82 per diluted share of common stock last year. Adjusted net income for the fourth quarter and the years ended March 31, 2014 and 2013 was impacted by the same items noted above.

“Fiscal 2014 was a transformational year for Mesa Labs”, commented John J. Sullivan, President and CEO. “Beyond the growth initiatives that resulted in record revenues, we entered new markets and made significant improvements in our business processes and management team. We completed three business acquisitions during the fiscal year, and shortly after the end of the year, we completed two others. All of the newly acquired U.S. businesses are synergistic with Mesa’s existing product lines, and the acquisition of our French BI distributor lays the groundwork for increased direct selling of Mesa’s BI products into Europe, enabling us to be more competitive and profitable. This is a significant first step in building a more effective international sales and support organization for this product line. Of course, the acquisition and integration costs associated with these acquisitions had a negative impact on profitability this fiscal year, but the impact of these should diminish as we move through fiscal 2015. Even with these additional acquisition and integration costs, adjusted net income remained at a healthy 21 percent of revenues. We also invested in building out our infrastructure and management team during fiscal 2014 in the anticipation of the growth this year and in years ahead. We are in a much better position now with our ability to expand the business than we were previously. Organic revenues growth of our existing businesses was approximately 5 percent during fiscal 2014, which when combined with approximately 9 percent revenues growth through acquisitions, resulted in healthy overall revenues growth of 14 percent, compared to fiscal 2013.”

“I am excited about Mesa’s prospects for fiscal 2015 and beyond”, continued John J. Sullivan. “Our recent acquisitions have allowed us to enter new markets, solidify our position in existing markets and realize additional profits. These new businesses should help us increase our revenues and earnings in fiscal 2015 and beyond. Going forward, our strategy of profitable growth through a combination of strategic acquisitions and organic growth remains unchanged.”

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited, except for the information as of and for the years ended March 31, 2014 and 2013)

Consolidated Statements of Income

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2014	2013	2014	2013
Revenues	$15,714	$12,808	$52,724	$46,435
Cost of revenues	6,129	4,597	21,036	17,573
Gross profit	9,585	8,211	31,688	28,862
Operating expenses	6,164	4,280	19,903	15,758
Operating income	3,421	3,931	11,785	13,104
Other income (expense), net	1,002	(17)	1,318	(126)
Earnings before income taxes	4,423	3,914	13,103	12,978
Income taxes	961	1,355	4,103	4,528
Net income	$3,462	$2,559	$9,000	$8,450

Net income per share (basic)	$1.00	$0.76	$2.61	$2.52
Net income per share (diluted)	0.95	0.71	2.49	2.35

Weighted average common shares outstanding:
Basic	3,463	3,381	3,445	3,357
Diluted	3,649	3,617	3,611	3,593

Consolidated Balance Sheets

(Amounts in thousands)	March 31, 2014	March 31, 2013
Cash and cash equivalents	$5,575	$4,006
Other current assets	20,991	15,449
Total current assets	26,566	19,455
Property, plant and equipment, net	7,680	7,406
Other assets	63,283	39,058
Total assets	$97,529	$65,919

Liabilities	$33,196	$13,166
Stockholders’ equity	64,333	52,753
Total liabilities and stockholders’ equity	$97,529	$65,919

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2014	2013	2014	2013
Net income	$3,462	$2,559	$9,000	$8,450
Amortization of intangible assets, net of tax	726	441	2,046	1,694
Adjusted net income	$4,188	$3,000	$11,046	$10,144

Adjusted net income per share (basic)	$1.21	$0.89	$3.21	$3.02
Adjusted net income per share (diluted)	1.15	0.83	3.06	2.82

Weighted average common shares outstanding:
Basic	3,463	3,381	3,445	3,357
Diluted	3,649	3,617	3,611	3,593

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into three divisions across seven physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene and semiconductor industries. Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, gas, hydrogen peroxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Continuous Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2013, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000